EXHIBIT 99.1

HealthTronics to Acquire Interest in Pennsylvania Lithotripsy Partnership

AUSTIN, TX, February 13, 2007 — HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of urology services and products, today announced that it has entered into a definitive agreement for the purchase of a 35% interest in Keystone Mobile Partners, LP (Keystone).

Founded in 1987 and headquartered in Willow Grove, Pennsylvania, Keystone is the dominant provider of lithotripsy services to the Greater Philadelphia and Eastern Pennsylvania area. Owned by urologists, the partnership performed over 2,500 procedures and generated approximately $7 million in revenue in 2006.

James S.B. Whittenburg, President of HealthTronics’ Urology Division, commented, “Keystone is an excellent fit as this Partnership has demonstrated a strong commitment to quality service and patient care. Furthermore, the acquisition adds more than 90 urologists to HealthTronics’ network of over 2,500 physicians nationwide. We welcome our new partners and look forward to working with the staff and treatment sites within the Keystone network.”

Sam B. Humphries, HealthTronics’ CEO, added, “In addition to the immediate financial impact of this acquisition, Keystone enhances our strategic position and broadens our conduit for the deployment of urology products and services. HealthTronics hopes to create near-term value for its shareholders and the Keystone partners by making available value-added technology, such as the RevoLix laser, for this partnership.”

Dr. David Arsht, a Keystone founder and Medical Director, commented, “On behalf of Keystone, I am delighted that our organization has joined with HealthTronics. We believe this combination will enable Keystone to continue its excellent patient care and will provide increased support to our physician partners. HealthTronics brings excellent resources, enhanced management infrastructure and commitment to providing access to the latest urologic clinical technology.” The purchase is subject to certain closing conditions and is expected to close in the first quarter.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital imaging equipment, maintenance services offerings, and clinical and anatomical pathology services

For Investor Relations Please Contact: Kay DeJong, Executive Asst. to the CFO Kay.DeJong@HealthTronics.com / 512.314.4325	For Media Relations Please Contact: Chris Schnee, Director of Marketing Chris.Schnee@HealthTronics.com / 512.314.4404